Exhibit 6

September 19, 2025

Bogotá D.C.

Republic of Colombia

Ministry of Finance and Public Credit

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) under Registration No. 333-284683 (the “Registration Statement”), €1,450,000,000 aggregate principal amount of 3.750% Global Bonds due 2028, €1,450,000,000 aggregate principal amount of 5.000% Global Bonds due 2032 and €1,200,000,000 aggregate principal amount of 5.625% Global Bonds due 2036 (collectively, the “Securities”), I have reviewed the following documents:

(i)

the Registration Statement and the related Prospectus dated March 13, 2025 included in the Registration Statement most recently filed with the Commission, as supplemented by the Prospectus Supplements dated September 10, 2025 relating to the Securities, as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii)

an executed copy of the Indenture, dated January 28, 2015, between the Republic and The Bank of New York Mellon, as amended and supplemented by the Supplemental Indenture thereto, dated as of September 8, 2015, and as further amended and supplemented from time to time (as amended and supplemented, the “Indenture”);

(iii)	the global Securities dated September 19, 2025, in the aggregate principal amount of €1,450,000,000, €1,450,000,000 and €1,200,000,000 executed by the Republic;

(iv)	an executed copy of the Authorization Certificate dated September 10, 2025, pursuant to which the terms of the Securities were established;

(v)	all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a)

The relevant portions of Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b)	Article 16 of Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c)	Article 13 of Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d)	Law 781 of December 20, 2002 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference);

(e)

Law 1366 of December 21, 2009 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 2 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2008 and incorporated herein by reference);

(f)

Law 1624 of April 29, 2013 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2012 and incorporated herein by reference);

(g)

Decree No 1068 of May 26, 2015 (a summary of the material portion of which has been filed as part of Exhibit 3 of Amendment No. 1 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2014 and incorporated herein by reference);

(h)

Law 1771 of December 30, 2015, (a translation of which has been filed as Exhibit A to Exhibit 3 to Amendment No. 2 to the Republic’s Annual Report From 18-K for the fiscal year ended December 31, 2014 and incorporated herein by reference);

(i)

Law 2073 of December 31, 2020 (a translation of which has been filed as part of Exhibit 4 to Amendment No. 1 to the Republic’s Report on Form 18-K for the fiscal year ended December 31, 2019 and incorporated herein by reference); and

2

(j)

Law 2382 of July 16, 2024 (a translation of which has been filed as part of Exhibit 4 to Amendment No. 1 to the Republic’s Report on Form 18-K for the fiscal year ended December 31, 2023 and incorporated herein by reference).

(vi)	the following additional actions under which the issuance of the Securities has been authorized:

(a)	CONPES Document No. 4154 DNP, MINHACIENDA, dated July 23, 2025 (a translation of which is attached as Exhibit A hereto);

(b)

Authorization by Act of the Interparliamentary Commission of Public Credit (Comisión Interparlamentaria de Crédito Público) adopted in its meetings held on August 25, 2025 and September 1, 2025 (a translation of which is attached as Exhibit B hereto); and

(b)	Resolution No. 2213 of September 8, 2025, of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit C hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 1 to its Annual Report on Form 18-K for its fiscal year ended December 31, 2024 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectuses and under the heading “General Information—Validity of the Bonds” in the Prospectus Supplements referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

3

No opinion is expressed as to any law of any jurisdiction other than Colombia. With respect to the opinion set forth above, my opinion is limited to the laws of Colombia. In particular, to the extent that New York State or United States Federal law is relevant to the opinions expressed above, I have relied, without making any independent investigation, on the opinion of Arnold & Porter Kaye Scholer LLP, filed as an exhibit to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for its fiscal year ended December 31, 2024. This opinion is specific as to the transactions and the documents referred to herein and is based upon the law as of the date hereof. My opinion is limited to that expressly set forth herein, and I express no opinions by implication.

Very truly yours,

/s/ Lady Nathalie Gómez Acosta
Lady Nathalie Gómez Acosta
Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

4

Exhibit A

FAVORABLE OPINION, FOR THE NATION

TO ENGAGE IN FOREIGN PUBLIC DEBT TRANSACTIONS

TO FINANCE AND/OR PRE-FINANCE BUDGET ALLOCATIONS FOR FISCAL YEARS

2025 AND 2026, FOR UP TO THE SUM OF USD 10.1 BILLION, OR ITS EQUIVALENT IN

OTHER CURRENCIES.

National Planning Department

Ministry of Finance and Public Credit

Approved version

Bogotá, D.C., July 23, 2025

NATIONAL COUNCIL FOR ECONOMIC AND SOCIAL POLICY

CONPES

Gustavo Francisco Petro Urrego

President of the Republic

Francia Elena Márquez Mina

Vice-President of the Republic

Armando Alberto Benedetti Villaneda	Rosa Yolanda Villavicencio Mapy
Minister of the Interior	Minister of Foreign Affairs (E)

Germán Ávila Plazas	Luis Eduardo Montealegre Lynett
Minister of Finance and Public Credit	Minister of Justice and Law

Pedro Arnulfo Sánchez Suárez	Martha Viviana Carvajalino Villegas
Minister of National Defense	Minister of Agriculture and Rural Development

Guillermo Alfonso Jaramillo Martínez	Antonio Eresmid Sanguino Páez
Minister of Health and Social Protection	Minister of Labour

Edwin Palma Egea	Diana Marcela Morales Rojas
Minister of Mines and Energy	Minister of Trade, Industry and Tourism

José Daniel Rojas Medellín	Lena Yanina Estrada Añokazi
Minister of National Education	Minister of Environment and Sustainable Development

Helga María Rivas Ardila	Julián Molina Gómez
Minister of Housing, City and Territorylp	Minister of Information and Communications Technology

María Fernanda Rojas Mantilla	Yannai Kadamani Fonrodona
Minister of Transport	Minister of Culture, Arts and Knowledge

Patricia Duque Cruz	Ángela Yesenia Olaya Requene
Minister of Sport	Minister of Science, Technology and Innovation

Carlos Alfonso Rosero
Minister for Equality and Equity

Natalia Irene Molina Posso
General Director of the National Planning Department

Mario Alejandro Valencia Barrera	Rubin Ariel Huffington Rodriguez
Deputy Director General Prospective and Development	Deputy Director General of the General System of Royalties

Tatiana Zambrano Sánchez	Rubin Ariel Huffington Rodriguez
Deputy Director General Investments, Monitoring and Evaluation	Deputy Director General Decentralization and Territorial Development (E)

Executive Summary

In accordance with paragraph 2 of Article 41 of Law 80 of 19931 and Part 2, Book 2 of Decree 1068 of 2015,2 as amended by Decree 1575 of 2022,3 this document submits to the consideration of the National Council for Economic and Social Policy (CONPES) the favorable opinion for the Nation to engage in transactions related to foreign public credit to finance and/or pre-finance budget allocations for fiscal years 2025 and 2026, for up to USD 10.1 billion, or its equivalent in other currencies. This amount is distributed as follows: USD 7.6 billion in international capital markets and USD 2.5 billion in foreign loans through commercial banking.

The foregoing intends to provide flexibility and room for maneuver to: (i) carry out financing and/or pre-financing transactions to ensure the necessary cash resources for fiscal years 2025 and 2026; (ii) secure timely access to international capital markets; (iii) diversify the investor base and sources of financing; and (iv) fulfill the strategic objective of building liquid and efficient yield curves.

Having this flexibility is important for the Nation to ensure the necessary resources to finance and/or pre-finance budget allocations and meet amortization and interest payments for 2025 and 2026, in a changing international context with potential risks.

Classification: H63.

Keywords: foreign bonds, commercial banking, financing, issuance, sovereign debt, debt service.

[1]	Whereby the General Statute of Public Administration Contracting is issued.
[2]	Whereby the Unified Regulatory Decree of the Finance and Public Credit Sector is issued.
[3]

Whereby Title 1 of Part 2, Book 2 of Decree 1068 of 2015, “Unified Regulatory Decree of the Finance and Public Credit Sector,” is amended with regard to public credit transactions, assimilated transactions, debt management, and related matters.

1. INTRODUCTION		8

2. BACKGROUND		9

2.1.	CONPES 4134 Document	9

2.1.1.	2036 Global Bond and 2054 Global Bond Issuance	9

2.1.2.	2030 Global Bond and 2035 Global Bond Issuance	10

2.2.	CONPES 3262 Document	10

2.2.1.	Syndicated loan in 2004	10

3. JUSTIFICATION: FINANCING NEEDS		11

4. MARKET CONTEXT		14

4.1.	Global macroeconomic performance	14

4.2.	United States	15

4.2.1.	Monetary policy and interest rates	15

4.2.2.	Fiscal policy	17

4.3.	Eurozone	18

4.3.1.	Monetary policy and interest rates	18

4.3.2.	Economic and fiscal policy	19

4.4.	Japan	19

4.4.1.	Monetary policy and interest rates	19

4.4.2.	Fiscal policy	20

4.5.	Colombia	20

4.5.1.	Macroeconomic performance	20

4.5.2.	Monetary policy	21

4.5.3.	Fiscal policy	23

4.5.4.	Risk perception	24

4.5.5.	Credit Rating	25

4.5.6.	Financing Levels	25

4.5.7.	Issuance strategy	27

4.5.8.	Thematic bonds	28

4.5.9.	Other sources of financing	30

5. OBJECTIVES		31

6. RECOMMENDATIONS		32

BIBLIOGRAPHY		33

Graphic 1. IMF’s changing expectations of global growth	14
Graphic 2. United States Treasury and Federal Reserve Rate	15
Graphic 3. Forecast for 10-year U.S. Treasury Bonds	16
Graphic 4. Forecast for 30-year US Treasury Bonds	17
Graphic 5. Performance Euribor 6M and Germany’s 10-year benchmark bond	19
Graphic 6. Interest Rates – Monetary Policy	22
Graphic 7. Inflation (CPI)	23
Graphic 8. EMBI+ Behavior	24
Graphic 9. Reference Bonds in Dollars and Difference Over 10-year Treasuries	26
Graphic 10. Benchmark Dollar Bonds and Spread Over 30-year Treasuries	26
Graphic 11. Yield Curve Evolution USD, 2023-2025	27
Graphic 12. Euro 2026 – Global Bond	28
Graphic 13. 10-Year JPY and Swap of the Libor Reference	28

Table 1. General conditions of the syndicated loan contracted in 2004	11
Table 2. Sources and uses of CNG 2025	12
Table 3. Sources and uses of CNG 2026	13
Table 4. Colombia’s Sovereign Ratings	25
Table 5. Green TES Auctions	29
Table 6. Issuance of social bonds	30

ACRONYMS AND ABBREVIATIONS

ECB	European Central Bank
BOJ	Bank of Japan
CONPES	National Council for Economic and Social Policy
COP	Colombian Pesos
DANE	National Administrative Department of Statistics
EMBI+	Emerging Market Bond Index
Euribor	Euro Interbank Offered Rate
FED	Federal Reserve
IMF	International Monetary Fund
FOMC	Federal Open Market Committee
CNG	Central National Government
CPIBOJ	Consumer Price Index
JPY	Japanese Yen
p.p.	Percentage points
Bps	Basis points
GDP	Gross domestic product
S&P	Standard and Poor’s Global ratings
TES	Treasury Securities
USD	US dollars

1.	INTRODUCTION

This document submits for the consideration of the National Council for Economic and Social Policy (CONPES) the favorable opinion for the Nation to engage in transactions related to foreign public credit to finance and/or pre-finance budget allocations for fiscal years 2025 and 2026, for up to USD 10.1 billion, or its equivalent in other currencies; consisting of USD 7.6 billion in international capital markets and USD 2.5 billion in foreign loans through commercial banking. This is in accordance with paragraph 2 of Article 414 of Law 80 of 19935 and Part 2, Book 2 of Decree 1068 of 2015,6 as amended by Decree 1575 of 2022.7

In this way, by having timely authorizations to access different sources of financing, the Nation is empowered to (i) finance and/or pre-finance the needs of fiscal years 2025 and 2026; (ii) secure timely access to international markets; (iii) diversify the investor base and sources of financing; and (iv) fulfill the strategic objective of building liquid and efficient yield curves.

This document is divided into six sections, including this introduction. The second section presents the background, covering information related to issuances carried out by the Nation and the most recent contracting of an foreign loan through commercial

[4]	Paragraph 2 of Article 41 provides that:

Without prejudice to what is provided in special laws, for the purposes of this law, public credit transactions are considered those aimed at providing the entity with resources with a set term for repayment, including the contracting of loans, the issuance, subscription, and placement of bonds and securities, supplier credits, and the granting of guarantees for payment obligations of state entities. (Paragraph 2 of Article 41 of Law 80 of 1993)

It also provides that:

For the management and execution of any foreign credit transactions and transactions assimilated to these by state entities, and for domestic public credit transactions and transactions assimilated to these by the Nation and its decentralized entities, as well as for the granting of guarantees by the Nation, authorization from the Ministry of Finance and Public Credit shall be required, following favorable opinions from CONPES and the National Planning Department. (Paragraph 2 of Article 41 of Law 80 of 1993)

(…)

In any case, foreign public credit transactions of the Nation and those guaranteed by it, with a term longer than one year, shall require prior opinion from the Interparliamentary Commission on Public Credit. (Paragraph 2 of Article 41 of Law 80 of 1993)

(…)

The transactions referred to in this article that are executed abroad shall be subject to the jurisdiction agreed upon in the contracts. (Paragraph 2 of Article 41 of Law 80 of 1993)

[5]	Whereby the General Statute of Public Administration Contracting is issued.
[6]	Whereby the Unified Regulatory Decree of the Finance and Public Credit Sector is issued.
[7]

Whereby Title 1 of Part 2, Book 2 of Decree 1068 of 2015, “Unified Regulatory Decree of the Finance and Public Credit Sector,” is amended with regard to public credit transactions, assimilated transactions, debt management, and related matters.

banking. The third section justifies the need for financing and/or pre-financing for fiscal years 2025 and 2026. The fourth section presents the market context, particularly the performance of the U.S. economy, the Eurozone, and the Japanese economy, as well as the performance of the Colombian economy. The fifth section outlines the objectives intended to be achieved with the document, and finally, the sixth section presents the recommendations to CONPES.

2.	BACKGROUND

2.1.	CONPES 4134 Document

Through CONPES 4134 Document, Favorable Opinion for the Nation to engage in Transactions Related to Foreign Public Credit to Finance and/or Pre-finance Budget Allocations for Fiscal Years 2024 and 2025 for up to USD 6.8 Billion, or its Equivalent in Other Currencies, approved on July 13, 2024, the Nation received a favorable opinion from CONPES to engage in transactions related to foreign public credit to finance and/or pre-finance budget allocations for fiscal years 2024 and 2025 for up to USD 6.8 billion, or its equivalent in other currencies.

Against this quota, the Nation carried out two transactions in international capital markets to: (i) finance budgetary needs for 2024 and pre-finance fiscal year 2025; and (ii) finance budgetary needs for 2025, for a total of USD 6.45 billion, as detailed in sections 2.1.1 and 2.1.2; leaving an authorized but unused quota of USD 350 million.

2.1.1.	Global Bond 2036 and Global Bond 2054 Issuance

On October 28, 2024, the Nation issued a global bond maturing in November 2036 for an amount of USD 2.0 billion, at a rate of 7.800% and a coupon of 7.750%; as well as a global bond maturing in November 2054 for an amount of USD 1.64 billion at a rate of 8.500% and a coupon of 8.375%. Of the total amount issued, USD 3.001 billion were used to finance budget allocations for fiscal year 2024 and pre-finance fiscal year 2025; the remaining USD 639 million were part of a debt management transaction. The latter consisted of the partial substitution of USD 483 million of the global bond maturing in January 2026 and USD 156 million of the global bond maturing in April 2027.

In accordance with Article 2.2.1.1.2 of Decree 1068 of 2015, as amended by Decree 1575 of 2022, public debt management transactions do not constitute new financing nor affect the debt quota. Thus, following the closing of this transaction, an authorized but unused quota of USD 3.799 billion, or its equivalent in other currencies, remained.

2.1.2.	Global Bond 2030 and Global Bond 2035 Issuance

On April 15, 2025, the Nation issued a global bond maturing in April 2030 for an amount of USD 1.9 billion at a rate of 7.500% and a coupon of 7.375%, and a global bond maturing in April 2035 for an amount of USD 1.9 billion at a rate of 8.750% and a coupon of 8.500%. Of the total amount issued, USD 3.449 billion were used to finance budget allocations for fiscal year 2025, and USD 351 million were part of a debt management transaction consisting of the partial substitution of the global bond maturing in January 2026.

In accordance with Article 2.2.1.1.2 of Decree 1068 of 2015, as amended by Decree 1575 of 2022, public debt management transactions do not constitute new financing nor affect the debt quota. Following the closing of this transaction, a remaining authorized but unused quota of USD 350 million, or its equivalent in other currencies, remained.

2.2.	CONPES 3262 Document

Through CONPES 3262 Document, Authorization for the Nation to Obtain a Foreign Debt Quota of up to USD 1.45 Billion or its Equivalent in Other Currencies, in Order to Finance Budget Allocations for Fiscal Years 2004–2005, approved on January 9, 2004, the Nation received authorization to obtain a foreign debt quota of up to USD 1.45 billion, or its equivalent in other currencies; consisting of USD 1.2 billion for issuing bonds in the international capital markets and USD 250 million for contracting foreign loans. The resources were authorized to finance budget allocations for fiscal years 2004–2005.

Against this quota, the Nation contracted a syndicated loan with JP Morgan Chase and BNP Paribas for USD 250 million, and carried out four transactions in the international capital markets until the total approved bond quota was exhausted.

2.2.1.	Syndicated Loan in 2004

On May 25, 2004, the Nation contracted a syndicated loan with a five-year term, with JP Morgan Chase acting as administrative agent and BNP Paribas as syndication agent, for an amount of USD 250 million, intended to finance budget allocations for fiscal years 2004 and 2005. The loan conditions are presented below in Table 1.

Table 1. General conditions of the syndicated loan contracted in 2004

Amortizations		Interest(a)
Month	Million USD	Period	Margin
End of Month 21	USD 31,250	Year 1	Libor +2.75%
End of month 27	USD 41,667	Year 2	Libor + 3.05%
End of Month 33	USD 41,667	Year 3	Libor + 3.05%
End of Month 39	USD 41,667	Year 4	Libor + 3.35%
End of Month 57	USD 41,667	Year 5	Libor + 3.35%
End of Month 60	USD 52,083	—	—

Source: DNP (2025) with information from the Ministry of Finance and Public Credit (2004).

Notes: (a) Interest is the sum of the Libor rate and the applicable margin.

3.	JUSTIFICATION: FINANCING NEEDS

The Nation has maintained a proactive approach not only to finance budget allocations and secure the necessary resources to meet foreign debt service obligations, but also to carry out debt management transactions that have helped improve the debt profile, reduce foreign currency cash pressure, and identify appropriate market windows. This strategy has avoided accessing financing in international capital markets during periods of high volatility, such as those experienced at the end of 2022, during several months of 2023, and during the United States presidential elections in 2024.

Maintaining a proactive approach to securing financing resources is even more important in the current market context. This is mainly due to: (i) the monetary policy stances of developed economies in response to high inflation, particularly in the United States, which consequently affect financing rates for emerging economies; (ii) the decline in global economic growth expectations, partly due to the implications of U.S. tariff policies; (iii) the perception of risk toward emerging markets; and (iv) global geopolitical tensions resulting from the war between Russia and Ukraine, the conflict between Israel and the Gaza Strip, and tensions in the Middle East. Table 2 presents the sources and uses of the Central National Government (CNG) for 2025, currently in effect.

Table 2. Sources and uses of CNG 2025

Sources	Million USD	Billions of COP	Uses	Million USD	Billions of COP
		193.909			193.909

Disbursement		119.433	Deficit to be financed		129.619
Foreign	9.057	38.623	Of which:
Bonuses	6.000	25.588	Domestic interest		65.967
Multilateral	2.057	8.770	Foreign interest	4.631	19.806
Commercial and other	1.000	4.265
Domestic		80.810	Amortizations		32.902
			Foreign	4.849	20.547
Treasury Transactions		40.674	Domestic		12.355
Other Resources		17.720	Payment of obligations (judgment, health, others)		2.600

Initial Availability	2.827	16.082	Final Availability	1.950	28.789

Source: DNP (2025) with information from the Ministry of Finance and Public Credit (2025).

For 2025, total foreign debt amortizations amount to approximately USD 4.849 billion, while foreign interest payments are projected at approximately USD 4.631 billion, resulting in a total debt service for 2025 of USD 9.480 billion.

Considering the above, as well as the projected deficit for the year 2025, which amounts to COP 129.619 billion, equivalent to 7.1% of the gross domestic product (GDP), the annual foreign financing needs are projected at USD 9.057 billion, as shown in Table 2.

On the other hand, for the year 2026, foreign debt service amounts to USD 9.616 billion, of which USD 3.919 billion corresponds to amortizations and USD 5.697 billion to interest payments, as shown in Table 3.

Table 3. Sources and uses of CNG 2026

Sources	Million USD	Billions of COP	Uses	Million USD	Billions of COP
		171.468			171.468

Disbursement		110.345	Deficit to be financed		119.628
Foreign	9.096	40.095	Of which
Bonuses	5.000	22.040	Domestic interest		67.756
Multilateral	2.596	11.443	Foreign interest	5.697	23.894
Commercial and other	1.500	6.612
Domestic		70.250	Amortizations		25.273
			Foreign	3.919	17.273
Treasure Transactions		13.313	Domestic		8,000
Other Resources		19.022	Payment of obligations (judgment, health, others)		1.750

Initial Availability	1.950	28.789	Final Availability	1.053	24.818

Source: DNP (2025) with information from the Ministry of Finance and Public Credit (2025).

Now, in terms of foreign borrowing, the Nation has worked in recent years on engaging in public credit transactions with multilateral and bilateral organizations, development entities, and governments; on contracting loans with commercial banks; and on the issuance, subscription, and placement of public debt securities.

Additionally, given that financing needs have increased compared to previous fiscal years, and considering that: (i) the credit quotas available to the Nation from multilateral and bilateral organizations are limited; and (ii) there is high volatility and uncertainty in international capital markets, it is necessary to have sufficient flexibility to use the most favorable foreign financing source for the Nation, depending on market conditions.

Thus, considering the importance of maintaining flexibility under the current international context to: (i) finance and/or pre-finance the needs of fiscal years 2025 and 2026; (ii) secure timely access to international markets; (iii) diversify the investor base and sources of financing; and (iv) fulfill the strategic objective of building liquid and efficient yield curves; the Nation requests to be granted the necessary authorizations.

4.	MARKET CONTEXT

4.1.	Global macroeconomic performance

The April 2025 growth report from the International Monetary Fund (IMF) projected global economic growth of 2.8% (revised downward by 0.5 percentage points [p.p.] compared to the January projection); 1.4% for advanced economies and 3.7% for emerging economies by the end of 2025 (see Chart 1). Global growth forecasts were revised downward compared to the January 2025 report, due to effective tariff rates reaching levels not seen in a century and the highly unpredictable global context. Global headline inflation is expected to decline at a slower pace than projected in January (IMF, 2025).

Graphic 1. IMF’s changing expectations for global growth

(annual GDP )

Additionally, a resurgence of the trade war—primarily between the United States and other economies such as China and the European Union—and increased uncertainty surrounding trade policies could further reduce short- and long-term growth. At the same time, the resilience shown by various emerging market economies could be compromised if their debt service levels rise significantly in a context of unfavorable global financial conditions. The decline in international development assistance may increase pressure on low-income countries, subjecting them to greater indebtedness or forcing them to undertake significant fiscal adjustments, with immediate implications for growth and living standards (IMF, 2025).

Under this scenario, Colombia must have the capacity to secure financing by having the necessary authorizations to anticipate a global economic slowdown and take advantage of market windows that may arise in the international capital markets under the current context.

4.2.	United States

Although inflation in the United States has moderated since 2023, it remains above the 2% target set by the Federal Open Market Committee (FOMC).8 After the Consumer Price Index (CPI) reached its peak in June 2022 at 9.1%—a figure not seen since 1981 and driven by: (i) a surge in retail prices for food and energy; and (ii) a tight labor market—the most recent CPI figure stood at 2.3% for April 2025.

Increases in securities and domestic transactions indices, automobile insurance, housing, hospital services, and medical care were the main contributors to the monthly rise. These upward variations were partially offset by a decrease in the index for airfares, used cars and trucks, communication, and clothing (Bureau of Labor Statistics, 2025). On the other hand, U.S. Treasury yields in the second half of 2023 reached their highest levels in over a decade and remain high (see Chart 2).

Graphic 2. United States Treasury and Federal Reserve Rate

Source: Ministry of Finance and Public Credit with information from Bloomberg (2025).

4.2.1.	Monetary policy and interest rates

In response to sustained inflationary pressures and a strong labor market, the FOMC has adjusted its monetary policy since the end of 2021. Consequently, it began reducing its net monthly asset purchases in November 2021 and accelerated these reductions in 2022. In 2023 and during 2024, the Federal Reserve (FED)9 continued with the process of significantly reducing its holdings. Since June 2024, the FED has reduced its balance sheet by USD 297.000 million, which resulted in a total reduction of holdings of around USD 2 trillion since 2021.

[8]	FOMC by the initials of its name in English, namely: Federal Open Market Committee.
[9]	FED by its name in English, namely: Federal Reserve.

To ensure a smooth transition, the FOMC slowed the pace of this reduction of securities holdings in June 2024 and intends to stop these reductions when reserve balances are somewhat above the level that the FOMC considers consistent with ample reserves (FED, 2025).

Additionally, after keeping the federal funds rate near 0% since March 15, 2020—the date marking the start of the Covid-19 pandemic—from March 2022 the FOMC began raising the rate, which in December 2022 reached 4.50%. Subsequently, in February, March, and May 2023, the committee raised the rate again to 5.25%. In June 2023, the FOMC decided to keep the rate unchanged but indicated in advance that increases in the target range could be appropriate.

Consequently, in July 2023 the FOMC increased the rate by 25 basis points (bps) to place it at 5.50%, as shown in Chart 3. From September 2023 until July 2024, the FOMC maintained the target range unchanged. In September and October 2024, the FOMC decided to reduce the rate by 50 bps, placing it at 4.50%, and in December 2024, decided to reduce the rate by 25 bps, placing it in a range of 4.25% – 4.5%. During 2025, there have been no changes in the target range, and in its latest meeting, the FOMC decided to keep the rate unchanged (FED, 2025).

On the other hand, it is important to mention that the results of the survey on yield forecasts for 10- and 30-year Treasury securities conducted by Bloomberg to analysts in June 2025 estimate levels in an average and high range of 4.3% and 5.0% in the third quarter of 2025 for 10-year securities (see Chart 3); as well as 4.7% and 5.2% for 30-year securities (see Chart 4).

Graphic 3. Forecast for 10-year U.S. Treasury Bonds

Source: Ministry of Finance and Public Credit with information from Bloomberg (2025).

Note (a): Forecasts are the average of responses from approximately 49 analysts.

Graphic 4. Forecast for 30-year US Treasury Bonds(a)

Source: Ministry of Finance and Public Credit with information from Bloomberg (2025).

Notes: (a) Forecasts are the average of responses from approximately 33 analysts.

Under this scenario, the Treasury yield curve may continue to face upward pressure, increasing financing costs for all issuers, especially sovereign and corporate issuers in emerging economies, as seen in 2022, 2023, and 2024—a trend that has continued into 2025.

4.2.2.	Fiscal policy

Assuming current laws governing taxes and spending remain unchanged, the U.S. Congressional Budget Office (2025) projects a federal budget deficit of USD 1.9 trillion in 2025, USD 33 billion more than in 2024. Relative to the size of the economy, the 2025 deficit is expected to total 6.2% of GDP, down from 6.4% in 2024. For 2026, the projected deficit is USD 1.7 trillion, or 5.5% of GDP.

According to the latest Congressional Budget Office report (2025), federal spending for 2025 is projected at USD 7.0 trillion, representing 23.3% of GDP. For 2026, federal spending is estimated at USD 7.3 trillion, also 23.3% of GDP. Tax revenues are estimated at USD 5.2 trillion for 2025 (17.1% of GDP) and USD 5.6 trillion for 2026 (17.8% of GDP).

It is estimated that U.S. debt will reach approximately USD 30 trillion in 2025, equivalent to 100% of GDP—an increase from 98% in 2024. In 2026, debt is projected to rise to 101.7% of GDP and reach 118.5% by the end of 2035, the highest debt level in U.S. history, with expectations of further increases over the next two decades (U.S. Congressional Budget Office, 2025).

4.3.	Eurozone

4.3.1.	Monetary Policy and Interest Rates

Inflation in Europe stood at 2.2% in April 2025 (European Central Bank [ECB], 2025). It was driven by rising prices of food, alcohol, and tobacco, which accelerated by 3.3%. Some ECB members have indicated that inflation is already close to the target level, as trade conflicts are slowing economic growth and hindering investment. This has encouraged a drop in energy prices, strengthened the euro, and made imports cheaper (Koranyi, 2025).

On June 6, 2024, the ECB Governing Council decided to reduce the three official interest rates10 by 25 bps, after keeping them unchanged since September 20, 2023. This move ensured the timely return of inflation to the 2% medium-term target. The ECB has reduced the three official interest rates by 25 bps in each of its meetings in October and December 2024, as well as in January, February, April, and June 2025. As a result, the interest rate on main refinancing transactions, the marginal lending facility, and the deposit facility now stand at 2.15%, 2.40%, and 2.00%, respectively (ECB, 2025a).

As a consequence of these monetary policy easing decisions, eurozone sovereign debt yields saw a sharp decline in the second half of 2024 and so far in 2025. This is evident in the behavior of the Euro Interbank Offered Rate (Euribor)11 and 10-year German bonds, which moved from negative levels in 2022 to around 2.0% and 2.6%, respectively (see Chart 5).

[10]	The interest rate on the main refinancing transactions, the interest rates on the marginal lending facility and the deposit facility
[11]	Euribor by the initials of its name in English, namely: euro interbank offered rate.

Graphic 5. Performance Euribor 6M and Germany’s 10-year benchmark bond

Source: Ministry of Finance and Public Credit with information from Bloomberg (2025).

On the other hand, the portfolio of the Asset Purchase Programme and the Pandemic Emergency Purchase Programme is decreasing at a measured and predictable pace, as principal payments from maturing securities are no longer being reinvested (ECB, 2025a).

Thus, the potential continuation of a stable monetary policy by the ECB and interest rates lower than those reached in 2023 and 2024 reinforces the need for Colombia to have the necessary flexibility to finance its upcoming budgetary needs, whether in USD, euros, or other currencies.

4.3.2.	Economic and fiscal policy

In the context of high uncertainty regarding geopolitical conditions and economic policies, it is estimated that the negative effects of potential changes in global trade policies—particularly those affecting the European Union—will weigh on exports and investment in the eurozone. Despite these adverse factors, real GDP growth is expected to average 0.9% in 2025, increasing to 1.2% in 2026 and 1.3% in 2027 (European Central Bank, 2025).

4.4.	Japan

4.4.1.	Monetary policy and interest rates

At the April 30, 2025 meeting of the Bank of Japan (BOJ)12 Committee, it was decided to maintain its monetary policy rate at 0.5%, following the first three

[12]	BOJ by its name in English, namely: the Bank of Japan.

rate hikes in 17 years, which occurred between March and July 2024, as well as in January 2025, bringing the rate to its current level (BOJ, 2025).

In its latest Outlook for Economic Activity and Prices report, the BOJ forecasts economic growth of 0.5% for Japan in 2025, which is 0.6 p.p. below the projections made in the January report. This revision is due to trade policies and the downward trend in working hours, reflecting labor reforms. In the medium term, Japan’s economy is expected to accelerate moderately, supported by a rebound in foreign economies. Goods exports are expected to recover, and fixed investment growth by companies is likely to increase gradually, driven by reduced uncertainties. Based on this, the BOJ (2025a) projected economic growth of 0.7% for 2026, which is 0.3 p.p. lower than the projections in its January report.

4.4.2.	Fiscal policy

The Japanese economy is currently experiencing positive trends, such as significant wage increases and record levels of capital investment. Total general spending is projected to reach approximately JPY 68.25 trillion in 2025, and the government’s general account is expected to reach around JPY 115.54 trillion, representing an increase of about JPY 2.97 trillion compared to the previous year. Public revenues from taxes and other sources are estimated at JPY 78.44 trillion for 2025, with bond issuance around JPY 28.65 trillion—marking the first drop below JPY 30 trillion since fiscal year 2008.

Regarding fiscal reform for fiscal year 2025, in light of the need to adjust the tax burden during a period of rising prices and in response to changes in working hours, the Ministry of Finance plans to raise the basic exemption and the minimum amount required to ensure deductions for employment income. It also intends to introduce a special exemption for parents with university-aged children. Additionally, the tax system will be expanded to strengthen the management of small and medium-sized enterprises. Furthermore, in response to changes in the international environment, fiscal measures will be introduced to secure financial resources for strengthening defense capabilities, and the tax exemption system for foreign tourists will be revised (Ministry of Finance of Japan, 2025).

4.5.	Colombia

4.5.1.	Macroeconomic performance

After achieving a high growth rate of 7.3% in 2022—double the global growth rate of 3.5% for the same year and surpassing the expansion of Latin American and

Caribbean countries (3.9%)—according to the Bank of the Republic (2024a), Colombia’s GDP growth slowed in 2023, registering a rate of 0.6%. A slight recovery was observed in 2024, with a growth rate of 1.7% compared to the previous year. The National Administrative Department of Statistics (DANE) reported that in the first quarter of 2025, GDP grew by 2.7% compared to the same period in 2024, driven by growth in wholesale and retail trade, and agriculture, livestock, hunting, forestry, and fishing sectors (DANE, 2025).

According to the Bank of the Republic (2025b), the recovery in 2024 was due to: (i) a reduction in interest rates; (ii) a more favorable external environment, characterized by lower international interest rates, increased remittances from Colombians abroad, and growth in exports; (iii) a rising trend in domestic consumption, exceeding its pre-pandemic trajectory; and (iv) an improvement in fixed investment in the category of other buildings and structures, thanks to progress in projects such as the Bogotá metro and certain 5G roadways.

For 2025, an expansion of 2.7% is projected, associated with a more stable economic context. This growth would be supported by strong domestic demand, reduced inflation, lower interest rates, and recovery in key sectors such as manufacturing and civil construction. For 2026, a growth rate of 3.0% is forecasted, driven by strong domestic demand and exports, and aided by inflation converging toward its target range and a less restrictive monetary policy (Ministry of Finance and Public Credit, 2025).

The labor market performed positively in 2024. According to DANE (2025b), the national unemployment rate stood at 9.1% in December 2024, representing a 0.9% decrease compared to the same month in 2023. In April 2025, the national unemployment rate was 8.8%, a reduction of 1.9 p.p. compared to April 2024, when it was 10.6%. Similarly, the unemployment rate in the 13 main cities and metropolitan areas was 8.7%, a decrease of 1.6 p.p. compared to the same month in 2024 (10.3%). Finally, the overall labor force participation rate was 65.9%, a decrease of 0.7 p.p. compared to April 2024, when it was 66.6% (DANE, 2025b).

4.5.2.	Monetary policy

On December 19, 2023, the Board of Directors of the Bank of the Republic (2023a) decided to reduce the monetary policy interest rate by 25 bps, bringing it to 13.0%. This marked the first reduction after the rate had remained unchanged since May 2023, when the Bank of the Republic raised it to its peak of 13.25%, as inflation was still significantly above the 3.0% target (Bank of the Republic, 2023b).

During 2024, the monetary policy interest rate continued to decline. In February 2024, the Board of Directors of the Bank of the Republic reduced the rate by another 25 bps (Bank of the Republic, 2024b); in March, it was reduced by 50 bps (Bank of the Republic, 2024c); in October, by an additional 50 bps (Bank of the Republic, 2024d); and in December, by 25 more bps, bringing the rate to 9.50% (Bank of the Republic, 2024e). This downward trend has continued in 2025. On April 30, 2025, the Board of Directors of the Bank of the Republic unanimously decided to reduce the interest rate by 25 bps, bringing it to 9.25% (Bank of the Republic, 2025d) (see Chart 6).

Graphic 6. Interest Rates – Monetary Policy

Source: Ministry of Finance and Public Credit with information from the Bank of the Republic (2025f) (2025a).

Finally, as shown in Chart 7, total inflation stood at 5.16% in April 2025, which is 2 p.p. below the total inflation reported for the same period in the previous year, when it reached 7.16%. This decrease is mainly explained by reduced monthly variations in several spending categories, namely: housing, water, electricity, gas and other fuels; food and non-alcoholic beverages; restaurants and hotels; and transportation (DANE, 2025).

Graphic 7. Inflation (CPI)

Source: Ministry of Finance and Public Credit with information from the Bank of the Republic (2025c).

4.5.3.	Fiscal policy

The national government maintains a firm commitment to the sustainability of public finances, in line with compliance with the fiscal rule. In 2020 and 2021, the parametric mechanism of the fiscal rule was suspended due to the Covid-19 pandemic and its effects. Starting in 2022, the calculation of operational targets resumed under the new fiscal rule, supported by strengthened institutional frameworks.

In 2024, the CNG closed the fiscal deficit at 6.7%, satisfactorily meeting the limit imposed by the fiscal rule. Meanwhile, the primary deficit registered at 2.4% of GDP, reflecting a deterioration of 2 p.p. compared to 2023. The estimated fiscal deficit for 2025 stands at 7.1% of GDP, mainly due to increased public spending, driven by higher allocations for debt service payments and the rise in mandatory transfers such as the General System of Participations and pensions, among other factors (Ministry of Finance and Public Credit, 2025).

Additionally, in 2024, the net debt of the CNG was 59.3% of GDP, an increase of 5.9 p.p. compared to the end of 2023, primarily due to the depreciation of the nominal exchange rate, the government’s primary balance, and the financial cost.13 For 2025, net debt is expected to reach 61.3% of GDP, 2 p.p. higher than at the end of 2024 (Ministry of Finance and Public Credit, 2025).

During the presentation of the Medium-Term Fiscal Framework in June 2025, the national Government announced its decision to activate the escape clause of the fiscal rule, considering the structural pressure caused by the persistent growth of inflexible spending

[13]

mandated by the Constitution and the law, without equivalent sources of financing. This decision aims to protect the stability of key variables such as economic growth, employment, inflation, and the exchange rate, avoiding an abrupt adjustment that could negatively impact productive activity (Ministry of Finance and Public Credit, 2025).

Activating the escape clause requires specific commitments to return to the path of fiscal sustainability. These actions must begin in 2025, with the programming of the national general budget for fiscal year 2026 and the presentation of a fiscal reform that marks the start of such consolidation (Ministry of Finance and Public Credit, 2025).

4.5.4.	Risk perception

During 2024, the perception of credit risk—as represented by the Emerging Markets Bond Index (EMBI+)14—increased, a trend that has continued throughout 2025. The EMBI+ remains above that of peers such as Brazil, which has the second-highest EMBI+ after Colombia among comparable emerging markets, with a spread of 151 bps. This follows a situation in 2022 when Colombia’s EMBI+ reached levels not seen since 2009 and exceeded the global EMBI+, a scenario that, as shown in Chart 8, had not occurred since 2004. Thus, the volatility presented in this indicator demonstrates that risk perception is highly sensitive to both local and external factors and is difficult to predict.

Graphic 8. EMBI+ Behavior

Source: Ministry of Finance and Public Credit with information from Bloomberg (2025).

[14]	EMBI+ by its English name, namely: emerging markets bonds index.

4.5.5.	Credit Rating

Due to the impact of the Covid-19 pandemic, which generated the first economic recession in Colombia in more than two decades, in the year 2020 the nation experienced a deterioration of its public finances, as a result of spending pressure and lower revenues. This affected the trajectory of fiscal consolidation and led to an increase in debt above 60% of GDP. Faced with this challenging outlook and the uncertainty regarding the evolution of the Covid-19 pandemic, in the first half of 2021, two rating agencies revised Colombia’s rating from BBB- to BB+.

In 2023, Colombia received reaffirmation of its credit rating from three rating agencies; however, in January and June 2024, the rating agency Standard and Poor’s Global Ratings (S&P) changed the outlook from stable to negative, respectively.

In March 2025, Fitch changed the outlook from stable to negative and, in June 2025, as a result of the fiscal risks faced by the country, S&P revised Colombia’s rating from Baa2 to Baa3 with a stable outlook and from BB+ to BB with a negative outlook, respectively, as presented in Table 4 below.

Table 4. Colombia’s Sovereign Ratings

Agency	Long-term in foreign currency	Long-term in local currency	Perspective	Date of change in rating or outlook
S&P	BB	BB+	Negative	June 26, 2025
Fitch	BB+	BB+	Negative	March 06, 2025
Moody’s	Baa3	Baa3	Stable	June 26, 2025

Source: Ministry of Finance and Public Credit (2025a).

4.5.6.	Financing Levels

As shown in Chart 9 and in Chart 10, financing rates experienced a considerable increase during the last year, not only due to the increase in the spread, but also due to the increase in treasury rates. Although currently they are at rates of 7.73% for 10 years and 8.67% for 30 years, and spreads of 338 for 10 years and 381 for 30 years, in October 2023 levels of 8.85% and 8.64% were reached in rates and spreads of 385 and 355 for 10 and 30 years respectively.

In this context, it is important to have the necessary authorizations to access new debt in a timely manner; since, given this outlook, market windows are increasingly shorter due to external factors such as movements in reference rates, high international inflation, and global geopolitical crises resulting from the war between Russia and Ukraine, the conflict in the Gaza Strip, and tensions in the Middle East, among others.

Graphic 9. Reference Bonds in Dollars and Difference Over 10-year Treasuries

Source: Ministry of Finance and Public Credit with information from Bloomberg (2025).

Graphic 10. Benchmark Dollar Bonds and Spread Over 30-year Treasuries.

Source: Ministry of Finance and Public Credit with information from Bloomberg (2025).

4.5.7.	Issuance strategy

During the last few years, the nation has met its strategic objective of building liquid and efficient yield curves, by maintaining adequate amounts in the reference bonds, as can be seen in Graphic 11.

Graphic 11. Yield Curve Evolution USD, 2023-2025

Source: Ministry of Finance and Public Credit with information from Bloomberg (2025).

Note (a): The size of the spheres is associated with the existing amount of debt in each term.

Regarding the USD curves, in recent years they have been directed toward the creation of benchmarks at 5, 10, and 12 as well as 30 years. Likewise, they have focused on large-scale issuances that seek to ensure that, from their issuance, the bonds have the necessary liquidity to avoid trading frictions, with a view to protecting the efficiency of their long-term performance.

On the other hand, the nation continues to explore the diversification of funding sources in foreign currency other than USD. This, as part of the policy of optimizing sources and taking into account the volatility of markets over the past 2 years and the different monetary policy strategies of each region.

The nation has not issued global bonds in euros since March 26, 2016, when it obtained financing resources through the issuance of a new global bond denominated in euros for an amount of 1.350 billion with a maturity of 10 years. Likewise, the nation has not participated in the Japanese market since November 18, 2009, with the issuance of a samurai bond at 10 years for JPY 45.000 billion, equivalent to USD 504 million.

However, under the current international context and the needs contemplated for 2025 and 2026, the government must have the flexibility to access the different markets. In Chart 11 and Chart 12, the behavior of the 2026 bond in euros and the rates in yen are presented.

Graphic 12. Euro 2026 – Global Bond

Source: Ministry of Finance and Public Credit with information from Bloomberg (2025).

Graphic 13. 10-Year JPY and Swap of the Libor Reference

Source: Ministry of Finance and Public Credit with information from Bloomberg (2025).

4.5.8.	Thematic bonds

Financial markets increasingly reflect the importance that sustainable development has for investors in their investment decisions. As recognition of this interest and the relationship between environmental, social, and governance factors and the performance of instruments, the issuance of thematic bonds—mainly green, social, and sustainable bonds—is increasingly growing.

Since 2021, the country began its participation in these markets through:(i) the adoption and publication of the sovereign green bond framework of Colombia (Ministry of Finance and Public Credit, n.d.) through Resolution 1687 of July 19, 2021;15 (ii) the publication of the first portfolio of eligible green projects or expenditures;(iii) the publication of the opinion of an independent third party, Vigeo Eiris, part of Moody’s ESG Solutions; and (iv) the issuance of Treasury Securities (TES) in the local market through 5 auctions of a bond maturing in 2031 (Table 5) Table 6, which made Colombia the second country in the region, after Chile, to issue sovereign green bonds and the first to do so in the local market; and (v) the adoption of the Sovereign Green, Social, and Sustainable Bond Framework of Colombia (Ministry of Finance and Public Credit, n.d.) through Resolution 2063 of 2022.16

Table 5. Green TES Auctions

Criterion	Relevant Information
Placement date	29-Sep-21	Oct 27, 21	29-Jun-22	Dec 14, 23	Dec 4-24
Issuance			26-Mar-21
Maturity			26-Mar-31
Coupon (%)			7,00
Term (years)			10
Rate (%)	7,560	7,880	11,550	10,059	10,700
Cash (million COP)	835.525(a)	650.000	500.000	975.000	927.245
Placed Nominal (million pesos)	836.619	660.710	644.895	1.086.944	1.048.801
Bid to cover (b)	4,6	1,5	1	3,7	0,9
Greenium(c) (bps)	7	11	-11	9	-35

Source: Ministry of Finance and Public Credit (2025).

Notes: (a) includes non-competitive placement made on October 8, 2021; (b) number of times the security is demanded during the auction, over the announced amount; (c) Bps on the market closing rate of the conventional TES 2031.

Finally, on November 7, 2023, the nation launched a transaction in the international capital market, consisting of the issuance of a new 12-year social bond for an amount of USD 1.250 billion and a 30-year bond for an amount of USD 1.250 billion. This transaction, for a total amount of USD 2.500 billion, became the first social financing transaction through global bonds, aimed at fulfilling the sustainable development goals. Subsequently, on April 3, 2024, the nation carried out the reopening of the 12-year global social bond for an amount of USD 650 million and of the 30-year global social bond for an amount of USD 650 million, for a total amount of USD 1.300 billion (see Table 6). These transactions are backed by the social portfolios of 2022, 2023, and 2024, which received a favorable opinion from an independent third party.17

[15]

Whereby the authorizations granted to the national government are expanded to carry out foreign and domestic public credit transactions and transactions assimilated to the aforementioned, as well as to guarantee payment obligations of other entities, and other provisions are issued.

[16]

Whereby the “sovereign green, social, and sustainable bond framework of Colombia” is adopted for the issuance of green, social, or sustainable bonds in the name of the nation in the local market and/or in international capital markets.

[17]	Known as SPO by the initials of the term in English: second party opinion.

Table 6. Issuance of social bonds

Placement Date	2035	2053	Reopening GB 2035	Reopening GB 2053
Transaction Date	Nov 7, 23	Nov 7, 23	3-Apr-24	3-Apr-24
Maturity	14-Nov-35	14-Nov-35	14-Nov-35	14-Nov-35
Coupon (%)	8,000	8,750	8,000	8,750
Term (years)	12	30	12	30
Rate (%)	8,300	8,950	7,550	8, 150
Nominal Value (USD million)	1.250	1.250	650	650
Bid to cover (a)		5,1		7,8

Source: Ministry of Finance and Public Credit (2025).

Notes: (a) number of times the reference to the amount announced during the issuance is requested.

4.5.9.	Other sources of financing

Under the current international context of high volatility and uncertainty in the markets, and by virtue of what is established in Decree 1068 of 2015, the nation is evaluating the execution of different public credit transactions. By virtue of what is established in Decree 1068 of 2015, these are understood as:

those transactions whose purpose is to provide the state entity with resources, goods, or services with a term for payment, as well as those through which the state entity acts as joint debtor or when it grants guarantees on monetary payment obligations with a term for payment. These transactions include, among others, loans (syndicated loans, syndicated loans with guarantee), the issuance, subscription and placement of public debt securities (guaranteed bonds), financing with suppliers and granting guarantees for monetary payment obligations with a payment term (Decree 1068, 2018; art. 2.2.1.1.1).

5.	OBJECTIVES

In the context described in the previous sections, especially in 3. Justification: financing needs and 4. Market context, this document sets out the following objectives:

1.

Ensure that the Nation receives authorization to finance foreign needs through public credit transactions with sufficient advance notice, in order to provide sufficient room for maneuver to carry out financing/pre-financing transactions that allow for the necessary cash resources.

2.	Have sufficient flexibility to be able to use the most favorable foreign financing source for the Nation, according to market conditions.

3.	Diversify the investor base through access to different sources of financing in foreign markets.

4.

Access international capital markets in a timely manner and continue to meet the Government’s strategic objective of building liquid and efficient yield curves by financing or pre-financing the Nation’s general budget needs.

6.	RECOMMENDATIONS

The National Planning Department and the Ministry of Finance and Public Credit recommend to the National Council for Economic and Social Policy:

1.

Issue a favorable opinion for the nation to engage in foreign public credit transactions to finance and/or pre-finance budget allocations for the 2025 and 2026 periods, up to USD 10.100 billion, or its equivalent in other currencies, distributed as follows: USD 7.600 billion in international capital markets and USD 2.500 billion in foreign loans through commercial banking.

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Federal Reserve. (February 7, 2025). Monetary Policy Report. Retrieved from https://www.federalreserve.gov/publications/files/20250207_mprfullreport.pdf

Exhibit B

THE UNDERSIGNED TECHNICAL SECRETARY OF THE INTERPARLIAMENTARY COMMISSION ON PUBLIC CREDIT

CERTIFIES:

That in the session held on August 25, 2025, continued on September 1, 2025, the Interparliamentary Commission on Public Credit issued a Single Favorable Opinion to the Nation – Ministry of Finance and Public Credit to carry out transactions related to foreign public credit, under the modality of foreign bonds, for up to 4 billion dollars or its equivalent in other currencies, to finance and/or pre-finance budget allocations for fiscal years 2025 and 2026.

Sincerely,

[Signed]

LADY NATHALIE GÓMEZ ACOSTA

TECHNICAL SECRETARY

Bogota, D.C., September 4, 2025

Ministry of Finance and Public Credit

Address: Carrera 8 No. 6C - 38, Bogotá D.C., Colombia

Call Center: (+57) 601 3 81 17 00

Toll-Free Line: (+57) 01 8000 910071

Exhibit C

RESOLUTION NUMBER 2213 OF SEP 8, 2025

Whereby the Nation is authorized to issue, subscribe, and place foreign public debt securities, including thematic bonds, in international capital markets, for up to the amount of FOUR BILLION DOLLARS (USD 4,000,000,000) of the United States of America or its equivalent in other currencies; and to carry out an foreign public debt management transaction up to the amount of TWO BILLION DOLLARS (USD 2,000,000,000) of the United States of America or its equivalent in other currencies, and other provisions are issued.

THE MINISTER OF FINANCE AND PUBLIC CREDIT

In exercise of his legal powers, especially those conferred by Article 2.2.1.3.2 and Article 2.2.1.4.3 of Decree 1068 of 2015, and

WHEREAS:

Article 2.2.1.1.1 of Decree 1068 of 2015 defines public credit transactions as those aimed at providing the state entity with resources, goods, or services with a payment term, including, among others, the issuance, subscription, and placement of public debt securities;

Paragraph 1 of Article 2.2.1.3.1 of Decree 1068 of 2015 provides that “Public debt securities are bonds and other securities with a credit content issued by State entities within the framework of public credit transactions, with a term for their redemption.”

Article 2.2.1.3.2 of Decree 1068 of 2015 provides that “The issuance and placement of foreign public debt securities, including thematic bonds, on behalf of the Nation within the framework of authorizations granted to the National Government to enter into public credit and similar transactions shall require authorization, granted through a Resolution of the Ministry of Finance and Public Credit, which may be issued once the following requirements are met: 1. Favorable opinion from the National Council of Economic and Social Policy – CONPES; and, 2. Single opinion from the Interparliamentary Commission on Public Credit, if the foreign public debt securities have a term longer than one (1) year.”

Through Article 1 of Resolution 2063 of August 4, 2022, the Ministry of Finance and Public Credit adopted the “Reference Framework for Sovereign Green, Social, and Sustainable Bonds of Colombia” for the issuance of green, social, or sustainable bonds on behalf of the Nation in the local and/or international capital markets.

Article 24 of Law 185 of 1995 provides that “For all purposes provided in Paragraph 5 of Paragraph 2 of Article 41 of Law 80 of 1993, the Interparliamentary Commission on Public Credit shall issue a preliminary opinion to initiate the relevant procedures for public credit transactions and a

RESOLUTION NUMBER 2213 OF SEP 8, 2025

(Cont.) “Whereby the Nation is authorized to issue, subscribe, and place foreign public debt securities, including thematic bonds, in international capital markets, for up to the amount of FOUR BILLION DOLLARS (USD 4,000,000,000) of the United States of America or its equivalent in other currencies; and to carry out an foreign public debt management transaction up to the amount of TWO BILLION DOLLARS (USD 2,000,000,000) of the United States of America or its equivalent in other currencies, and other provisions are issued.”

definitive opinion to enable their execution in each particular case. Exceptions to the above are transactions related to the issuance, subscription, and placement of bonds and securities, for which the Interparliamentary Commission on Public Credit shall issue its opinion only once.”

According to CONPES document 4154 of July 23, 2025, the National Council of Economic and Social Policy – CONPES – issued a “favorable opinion for the Nation to engage in foreign public debt transactions to finance and/or pre-finance budget allocations for fiscal years 2025 and 2026, for up to the sum of USD 10.100 billion, or its equivalent in other currencies, distributed as follows: USD 7.600 billion in international capital markets and USD 2.500 billion in foreign loans through commercial banking.”

According to the certification issued on September 4, 2025, by the Technical Secretariat of the Interparliamentary Commission on Public Credit, “in the session held on August 25, 2025, continued on September 1, 2025, the Interparliamentary Commission on Public Credit issued a Single Favorable Opinion to the Nation – Ministry of Finance and Public Credit to carry out transactions related to foreign public credit, under the modality of foreign bonds, up to USD 4 billion or its equivalent in other currencies, to finance and/or pre-finance budget allocations for fiscal years 2025 and 2026.”

Based on memorandum No. 3-2025-015080 of September 5, 2025, the Director General of Public Credit and National Treasury certifies that “The Nation has not carried out any foreign bond issuance in international capital markets, under the favorable opinions mentioned above, therefore: a. It has a favorable opinion from the Interparliamentary Commission on Public Credit to finance and/or pre-finance budget allocations for 2025 and 2026, up to FOUR BILLION DOLLARS (USD 4,000,000,000) of the United States of America or its equivalent in other currencies, and b. It has a favorable opinion for the Nation to enter into transactions related to foreign public credit to finance and/or pre-finance budget allocations for fiscal years 2025 and 2026, up to SEVEN BILLION SIX HUNDRED MILLION DOLLARS (USD 7,600,000,000) of the United States of America or its equivalent in other currencies in international capital markets.”

Through External Resolution No. 17 of 2015 and External Regulatory Circular DODM – 145 of October 30, 2015, the Board of Directors of the Bank of the Republic and the Bank of the Republic, respectively, established the financial conditions for the issuance and placement of securities and foreign debt transactions of the Nation, territorial entities, and their decentralized entities;

RESOLUTION NUMBER 2213 OF SEP 8, 2025

(Cont.) “Whereby the Nation is authorized to issue, subscribe, and place foreign public debt securities, including thematic bonds, in international capital markets, for up to the amount of FOUR BILLION DOLLARS (USD 4,000,000,000) of the United States of America or its equivalent in other currencies; and to carry out an foreign public debt management transaction up to the amount of TWO BILLION DOLLARS (USD 2,000,000,000) of the United States of America or its equivalent in other currencies, and other provisions are issued.”

According to the first paragraph of Article 2.2.1.1.2 of Decree 1068 of 2015, “Debt management transactions are those that do not increase the net indebtedness of the state entity and contribute to improving the debt profile in terms of term, interest rate, foreign currency exposure, among others. These transactions, as they do not constitute new or additional financing, do not affect the debt quota.”

Article 2.2.1.4.3 of Decree 1068 of 2015 provides that “Carrying out transactions for the management of the Nation’s foreign debt shall require authorization, granted through a resolution of the Ministry of Finance and Public Credit, which may be issued provided that the convenience and financial justification of the operation and its effects on the debt profile are demonstrated.”

The Nation plans to carry out an foreign public debt management transactions consisting of the substitution and/or repurchase of foreign public debt securities, conditioned on the issuance of foreign public debt securities that the Nation intends to carry out based on the authorization referred to in this Resolution;

Based on memorandum No. 3-2025-015080 of September 5, 2025, the Director General of Public Credit and National Treasury reported that the titles on which the debt management operation will be executed are the following;

Bond	Currency	Due	Coupon	Valid Amount (EUR)
Global Bond 2026	EUR	Mar-22-26	3,875%	EUR1.350.000.000

Through memorandum No. 3-2025-014716 of September 3, 2025, the Subdirectorate of Foreign Financing of the Nation of the Directorate General of Public Credit and National Treasury of the Ministry of Finance and Public Credit requested an opinion from the Risk Subdirectorate on the convenience and financial justification of the debt management transaction mentioned in the previous consideration and the effects it would have on the debt profile, in accordance with Articles 2.2.1.1.2 and 2.2.1.4.3 of Decree 1068 of 2015;

Through memorandum No. 3-2025-014739 of September 3, 2025, the Risk Subdirectorate of the Directorate General of Public Credit and National Treasury of the Ministry of Finance and Public Credit stated that: “the two conditions of a Debt Management Operation under Decree 1068 of 2015 as amended by Decree 1575 of 2022 are met, namely, not increasing net indebtedness and contributing to improving the debt profile. (…) the Risk Subdirectorate presents no objection to the Debt Management Operation proposed by the Foreign Financing Subdirectorate as demonstrated in the financial justification presented, in accordance with Article 2.2.1.4.2 of Decree 1068 of 2015 as amended by Decree 1575 of 2022, since the transaction does not increase net indebtedness and contributes to improving the debt profile in terms of maturity concentrations and average life.”

RESOLUTION NUMBER 2213 OF SEP 8, 2025

(Cont.) “Whereby the Nation is authorized to issue, subscribe, and place foreign public debt securities, including thematic bonds, in international capital markets, for up to the amount of FOUR BILLION DOLLARS (USD 4,000,000,000) of the United States of America or its equivalent in other currencies; and to carry out an foreign public debt management transaction up to the amount of TWO BILLION DOLLARS (USD 2,000,000,000) of the United States of America or its equivalent in other currencies, and other provisions are issued.”

DECIDES:

Article 1. Authorization. Authorize the Nation to issue, subscribe, and place foreign public debt securities, including thematic bonds, in international capital markets, up to the amount of FOUR BILLION DOLLARS (USD 4,000,000,000) of the United States of America or its equivalent in other currencies, intended for the financing of budget allocations for fiscal year 2025 and/or pre-financing of fiscal year 2026, and to carry out an foreign public debt management transactions up to the amount of TWO BILLION DOLLARS (USD 2,000,000,000) of the United States of America or its equivalent in other currencies, consisting of the substitution and/or repurchase of the following foreign public debt securities of the Nation:

Bond	Currency	Due	Coupon	Valid Amount (EUR)
Global Bond 2026	EUR	Mar-22-26	3,875%	EUR1.350.000.000

Paragraph. In the event that foreign public debt thematic securities are issued under the authorization granted in this article, the Nation must comply with the provisions of the Reference Framework for Sovereign Green, Social, and Sustainable Bonds of Colombia, adopted through Article 1 of Resolution 2063 of 2022.

Article 2. Financial Conditions. The foreign public debt securities, including thematic bonds, referred to in the previous article shall be subject to the financial conditions established in the regulations issued by the Board of Directors of the Bank of the Republic or by the Bank of the Republic, in compliance with the guidelines set by the former.

Article 3. Other Terms and Conditions. The other terms, conditions, and characteristics of the issuance authorized by this Resolution shall be determined by the Directorate General of Public Credit and National Treasury of the Ministry of Finance and Public Credit, taking into account the following characteristics:

Redemption term:	Greater than two (2) years depending on market access.

Interest rate:	Fixed or variable.

Other expenses and commissions:	Those typical of the market for this type of operation.

RESOLUTION NUMBER 2213 OF SEP 8, 2025

(Cont.) “Whereby the Nation is authorized to issue, subscribe, and place foreign public debt securities, including thematic bonds, in international capital markets, for up to the amount of FOUR BILLION DOLLARS (USD 4,000,000,000) of the United States of America or its equivalent in other currencies; and to carry out an foreign public debt management transaction up to the amount of TWO BILLION DOLLARS (USD 2,000,000,000) of the United States of America or its equivalent in other currencies, and other provisions are issued.”

Article 4. Authorization of Related Transactions. Authorize the Nation to carry out all transactions related to public credit transactions and public debt management transactions described in Article 1 of this Resolution.

Article 5. Taxes. In accordance with the provisions of Article 7 of Law 488 of 1998, the payment of principal, interest, commissions, and other concepts related to foreign public credit transactions shall be exempt from all types of taxes, fees, contributions, and national levies, only when made to persons without residence or domicile in the country.

Article 6. Application of Other Regulations. The Nation – Ministry of Finance and Public Credit must comply with all other applicable regulations of any nature, especially External Resolution No. 1 of 2018 of the Board of Directors of the Bank of the Republic, and other regulations that modify, add to, or repeal it.

Article 7. Validity. This Resolution shall take effect from the date of its publication in the Official Gazette, a requirement deemed fulfilled with the order issued by the Director General of Public Credit and National Treasury of the Ministry of Finance and Public Credit, pursuant to Article 18 of Law 185 of 1995.

LET IT BE PUBLISHED AND EXECUTED

Bogotá D.C., SEP 8 2025

[Signed]

GERMAN AVILA PLAZAS

Minister of Finance and Public Credit

APPROVED:     Javier Cuéllar/ Nathalie Gómez

DRAFTED:      Ingrid Pérez/Juanita Benavides/Diego Figueroa Falla

DEPARTMENT:   Subdirectorate of External Financing of the Nation / Legal Affairs Group